Exhibit 99.1
TRANSACT TECHNOLOGIES RECEIVES LOAN UNDER PAYCHECK PROTECTION PROGRAM

Hamden, CT – May 5, 2020 – TransAct Technologies Incorporated (Nasdaq: TACT), ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today announced that the Company received a loan in the aggregate amount of $2,172,800 (the "Loan") pursuant to Paycheck Protection Program (the "PPP") administered by the Small Business Administration (the "SBA") and established under Division A, Title I of the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"), which was enacted March 27, 2020. This funding is expected to help the Company maintain its operations and meet its payroll obligations in this time of unprecedented uncertainty related to the impact that the novel coronavirus (COVID-19) pandemic is having on the food service and casino industries.
The Loan, which is evidenced by a Note dated May 1, 2020 (the "Loan Date") issued by the Company, matures on May 1, 2022 and bears interest at a fixed rate of 1.0% per annum, accruing from the Loan Date and payable monthly commencing on November 1, 2020.
"During these unprecedented times, we are taking proactive steps to plan for the future of TransAct’s customers, employees, and investors. The SBA PPP funding provides financial flexibility and enhances our liquidity position so that we can retain our employees, which allows us to keep important projects going and support ongoing operations at a time when the world is experiencing great volatility," said Bart C. Shuldman, Chairman and CEO of TransAct. "We expect to use the proceeds of the loan for purposes that will permit most of the loan to be forgiven, and we look forward to bringing back our furloughed workers."
Under the terms of the PPP, the Loan may be forgiven to the extent that funds from the Loan are used for payroll costs and costs to continue group health care benefits, as well as for interest on mortgage obligations incurred before February 15, 2020, rent under lease agreements in effect before February 15, 2020, utilities for which service began before February 15, 2020, and interest on debt obligations incurred before February 15, 2020 (collectively, "qualifying expenses"), subject to conditions and limitations provided in the CARES Act. At least 75% of such forgiven amounts must be used for eligible payroll costs. The Company expects to maximize the use of Loan proceeds for qualifying expenses and intends to apply for forgiveness of the Loan in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the U.S. Department of the Treasury or the SBA may adopt.
About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, Epic, EPICENTRAL™, Ithaca® and Printrex® are trademarks of TRANSACT Technologies Incorporated.
©2019 TRANSACT Technologies Incorporated.  All rights reserved.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition; our ability to successfully transition our business towards the food service technology market; our ability to remediate the material weaknesses over internal control over financial reporting; risks associated with potential future acquisitions; our dependence on a significant customer; general economic conditions; risks, uncertainties and other factors related to the coronavirus pandemic, including the extent and duration of the pandemic and governmental responses thereto, disruptions in operations of manufacturers that we rely on for the manufacturing and assembly of our printers and terminals as well as travel restrictions and a reduction in consumer spending impacting the Company’s supply, sales and delivery of its products, sales prices of the Company’s common stock, access to capital, and availability of funds under the Company’s credit facility; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers; our dependence on third parties for sales outside the United States; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; the effect of the United Kingdom’s withdrawal from the European Union; and other risk factors detailed in TransAct's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:
Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290